Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Nos. 333-172621, 333-172621-01 and 333-172621-02) of GlaxoSmithKline plc, GlaxoSmithKline Capital plc and GlaxoSmithKline Capital Inc., and in the Registration Statements on Form S-8 (Nos. 333-13022, 333-88966, 333-100388 and 333-162702) of GlaxoSmithKline plc of our report dated 13 March 2012, relating to the financial statements and the effectiveness of internal control over financial reporting of GlaxoSmithKline plc, which appears in this Annual Report on Form 20-F.

/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
London, England
13 March 2012